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                                                                  EXHIBIT NO. 99

                           OHIO STATE BANCSHARES, INC.
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     SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Ohio State Bancshares, Inc. ("Corporation") desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained or incorporated by reference in the Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1999 is forward-looking. In some cases, information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appear together with such statement. In addition, forward-looking statements are subject to other risks and uncertainties affecting the financial institutions industry, including, but not limited to, the following:

Interest Rate Risk

The Corporation's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans, securities and other interest-earning assets and interest expense on deposits, borrowings and other interest-bearing liabilities. The interest income and interest expense of the Corporation change as the interest rates on interest-earning assets and interest-bearing liabilities change. Interest rates may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond the Corporation's control. In a rising interest rate environment, loans tend to prepay slowly and new loans at higher rates increase slowly, while interest paid on deposits increases rapidly because the terms to maturity of deposits tend to be shorter than the terms to maturity or prepayment of loans. Such differences in the adjustment of interest rates on assets and liabilities may negatively affect the Corporation's income.

Adequacy of the Allowance for Loan Losses

The Corporation maintains an allowance for loan losses for probable credit losses based upon a number of relevant factors, including, but not limited to, past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. While the Board of Directors of the Corporation believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net earnings could be significantly adversely affected if circumstances differ substantially from the assumptions used in making the final determination.

Loans secured by one- to four-family residential real estate are generally considered to involve less risk of loss than other loans in the portfolio due, in part, to the effects of general economic conditions. The repayment of commercial loans generally depends upon the cash flow from the operation of the business or property, which may be negatively affected by national and local economic conditions. The risk of default on installment and credit card loans increases during periods of recession, high unemployment and other adverse economic conditions. When consumers have trouble paying their bills, they are more likely to pay mortgage loans than consumer loans. In addition, the collateral securing such loans, if any, may decrease in value more rapidly than the outstanding balance of the loan.

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Competition

The Marion Bank ("Bank") competes for deposits with other commercial banks, savings associations and credit unions and issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, the Bank competes with other, commercial banks, savings associations, consumer finance companies, credit unions, leasing companies, mortgage companies and other lenders. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. The size of financial institutions competing with the Bank is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon the Corporation.

Legislation and Regulation that may Adversely Affect the Corporation Earnings

As a state-chartered financial institution, the Bank is subject to extensive regulation by the Ohio Department of Commerce, Division of Financial Institutions and the Federal Deposit Insurance Corporation (the "FDIC") and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. As a bank holding company, the Corporation is also subject to regulation and examination by the Board of Governors of the Federal Reserve System. Such supervision and regulation of the Bank and the Corporation are intended primarily for the protection of depositors and not for the maximization of shareholder value and may affect the ability of the Corporation to engage in various business activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant and may have an adverse effect on the Corporation's net earnings.

On November 12, 1999, President Clinton signed the Graham-Leach-Bliley Act of 1999 (the "GLB Act"), which is intended to modernize the financial services industry. The GLB Act refines large parts of a regulatory framework that had its origins in the Depression Era of the 1930s. Effective March 11, 2000, new opportunities will be available for banks, other depository institutions, insurance companies and securities firms to enter into combinations that permit a single financial services organization to offer customers a more complete array of financial products and services.

The GLB Act introduces the concept of functional regulation. Functional regulation mandates that the Board of Governors of the Federal Reserve System give deference to the Securities and Exchange Commission and relevant state securities and insurance authorities with respect to interpretations and enforcement of activities within their respective jurisdictions.

The GLB Act amends the Bank Holding Company Act of 1956 to allow bank holding companies to become certified as financial holding companies and participate in the new financial activities contemplated in the GLB Act. The Federal Reserve Board will serve as the umbrella regulator for financial holding companies while the financial holding company's separately regulated subsidiaries will be regulated by their primary functional regulators. In addition to meeting "well capitalized" and "well managed" standards, the GLB Act makes satisfactory or above Community Reinvestment Act compliance for insured depository institutions necessary in order for them to engage in new financial activities. Financial subsidiaries of banks may also be formed to engage in a new range of activities under the GLB Act.

The GLB Act provides a federal right to privacy of non-public personal information of individual customers. Federal regulatory agencies with primary supervisory authority over numerous financial institutions have responsibility for implementing this privacy provision and are currently in the process of adopting regulations. OSB and the Bank are also subject to certain state laws that deal with the use and distribution of non-public personal information.

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Given the fact that the legislation is new, the regulatory process is only beginning and numerous final regulations are still forthcoming, we cannot predict the impact that the GLB Act will have on the Corporation at this time.

Compliance with Memorandum of Understanding

The Bank entered into a Memorandum of Understanding ("MOU") with the Ohio Division of Financial Institutions and Federal Deposit Insurance Corporation on February 10, 2000, whereby the Bank has agreed to comply with certain directives which are intended to correct operational deficiencies and improve overall financial condition.

The MOU requires the Bank to, among other things, retain an independent consulting firm to prepare a findings and recommendations report on the effectiveness of Bank's management and Board of Directors and engage an independent public accounting firm to perform an attestation engagement on the Bank's assessment of the internal control structure for 2000 and 2001 and to review certain general ledger accounts and internal checking accounts. Additionally, the Bank must implement a risk monitoring system related to certain types of loans and maintain adequate allowance for loan losses, correct weaknesses in internal control as identified by examiners from the Ohio Division of Financial Institutions and establish written policies and procedures to ensure that transactions with Bank insiders, and their related interests, are handled in a proper manner. The Bank may not pay dividends to OSB without the prior written approval of the Ohio Division of Financial Institutions and Federal Deposit Insurance Corporation. However, this restriction does not prevent OSB from paying dividends to its shareholders from its available assets.

Management recognizes the importance of complying with the provisions of the above mentioned MOU and is implementing corrective actions. As management's focus turns towards internal matters, such as internal controls and asset quality, growth may slow down as compared to the past few years. Additionally, it is probable that operating expenses will increase in 2000 due to professional fees and the addition of full-time staff to assist with this matter.

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